Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations & Corporate Communications

(302) 498-6944

Incyte Reviews Positive Proof-of-Concept Clinical Results Achieved

During the Third Quarter; Cites Continued Progress in

Multiple Drug Development Programs;

Announces Third Quarter Financial Results

WILMINGTON, DE - November 1, 2007 — Incyte Corporation (Nasdaq:INCY) today reviewed its drug discovery and development programs and reported third quarter 2007 financial results.

Paul A. Friedman, M.D., President and CEO of Incyte, stated, “We made significant progress during the third quarter and have now demonstrated clinical proof-of-concept in four of our wholly owned, internally developed programs: our CCR5 antagonist for HIV, our JAK inhibitor for myelofibrosis and psoriasis, and our 11beta-HSD1 inhibitor for type 2 diabetes.”

“Over the next six to twelve months, we have the potential to further strengthen the pipeline as we progress multiple compounds into Phase IIb trials and generate additional proof-of-concept data from compounds already in clinical development as well as from several new programs.”

Below is a summary of recent progress and expected upcoming milestones, by program:

Janus-Associated Kinase (JAK) Inhibitor Program

For INCB18424, Incyte’s lead JAK inhibitor in Phase II development for several indications, including myelofibrosis (MF), psoriasis and rheumatoid arthritis (RA), we have:

–                 Reported positive top-line results from the first six MF patients in an ongoing dose-escalation Phase Ib/IIa trial with orally administered INCB18424

•                  Additional results from this trial will be presented at the upcoming American Society of Hematology meeting during the “Myeloproliferative Syndromes Therapy” session on Monday, December 10

•                  Provided the compound continues to be well tolerated and demonstrates comparable efficacy in additional patients, we intend to begin discussions with the Food and Drug Administration (FDA) to define the potential registration pathway for INCB18424 as a treatment for MF

–                 Reported positive results from a recently completed 28-day Phase IIa dose-escalation trial with topical INCB18424, involving 18 mild-to-moderate psoriasis patients

–                 Completed a Phase I single- and multiple-dose trial in healthy volunteers using the oral formulation of INCB18424

–                 Initiated a 28-day placebo-controlled Phase IIa dose-escalation trial with oral INCB18424 in RA patients who are not well-controlled on methotrexate therapy, with results expected in the first half of 2008

–                 Initiated several required safety studies with both oral and topical formulations to support longer-term Phase II trials

•                  Provided the compound continues to be well tolerated in these studies, we expect to begin a one-month Phase IIa trial in psoriasis using the oral formulation in the first half of 2008 and a three-month Phase IIb trial in psoriasis using the topical formulation in the second half of 2008

11beta-HSD1 Inhibitor Program

For INCB13739, Incyte’s lead 11beta-HSD1 inhibitor in Phase II development for type 2 diabetes, we have:

–                 Reported positive interim results from the ongoing 28-day Phase IIa placebo-controlled clinical trial in type 2 diabetes.  In the 20 patients included in this interim analysis, we demonstrated positive effects on fasting plasma glucose and on dyslipidemia, including reduction of LDL, total cholesterol and triglycerides, as well as modest increases in HDL

•                  A three-month Phase IIb trial in type 2 diabetes is scheduled to begin in the first half of 2008,  provided full results from the ongoing trial are comparable to the interim data

•                  Full results from the Phase IIa trial are expected in the first half of 2008

–                 For INCB20817, the follow on 11beta-HSD1 compound, the Investigational New Drug Application (IND) has been accepted and Phase I trials are expected to begin in the first quarter of 2008

CCR5 Inhibitor Program

For INCB9471, Incyte’s lead CCR5 antagonist in Phase II development for HIV, we are:

–                 Conducting several required drug interaction studies and completing longer-term safety studies to support initiation of two Phase IIb trials in treatment-experienced HIV patients beginning in the first half of 2008

Sheddase Inhibitor Program

For INCB7839, Incyte’s lead sheddase inhibitor in Phase II development for cancer:

–                 We initiated the first of two Phase II trials in breast cancer patients, with results expected in the second half of 2008 and early 2009

–                 We will present results from the Phase Ib/IIa clinical trial in poster form at the San Antonio Breast Cancer Meeting in December

CCR2 Inhibitor Program

INCB8696, Incyte’s lead CCR2 antagonist for multiple sclerosis, recently entered Phase I development, with results expected in the first half of 2008.

Discovery Programs

Lead compounds have been advanced from three new programs, one for metabolic disease, which is currently in Phase I development, and two for oncology, which are expected to begin clinical development in 2008.

Financial Overview and Results

Cash Position

As of September 30, 2007, cash, short-term and long-term marketable securities totaled $265.9 million, compared to $329.8 million as of December 31, 2006.  During the nine months ended September 30, 2007, Incyte used $66.9 million in cash and marketable securities, excluding a $3 million milestone payment received from Incyte’s collaborative research and license agreement with Pfizer.

Incyte’s cash use guidance remains unchanged and is expected to be in the range of $88 to $95 million for 2007.  This cash use excludes the in-license or purchase of products, any milestones from Incyte’s collaboration with Pfizer and the proceeds from the sale of the convertible subordinated note to Pfizer discussed below.

Revenues

Total revenues for the quarter ended September 30, 2007 were $6.7 million as compared to $7.3 million for the same period in 2006. Revenues for the nine months ended September 30, 2007 were $24.7 million, as compared to $20.6 million for the same period in 2006. The increase was primarily the result of the $3 million milestone payment received from Pfizer in the second quarter of 2007.  In October 2007, Incyte received $10 million from the sale of a convertible subordinated note to Pfizer.  The note was issued for the filing and acceptance of an IND for INCB8696, Incyte’s lead CCR2 antagonist, in connection with the collaborative research and license agreement between Incyte and Pfizer effective in January 2006.  The note bears no interest and is due in 2014.  The additional consideration provided to Incyte associated with the interest-free nature of the note will be recorded as revenue primarily in the fourth quarter of 2007.  As a result, Incyte is increasing its 2007 revenue guidance from a range of $29 to $31 million to a range of $32 to $34 million.

Net Loss

The net loss for the quarter ended September 30, 2007 was $24.5 million, or $0.29 per share, as compared to $15.8 million, or $0.19 per share, for the same period in 2006.

The net loss for the nine months ended September 30, 2007 was $65.1 million or $0.77 per share, as compared to $53.7 million or $0.64 per share, for the same period in 2006, which included a $5.5 million gain from the sale of a portion of a strategic investment, a $1.3 million charge for the write-down of a strategic investment, and a $3.4 million charge related to the settlement of litigation.

The increase in net loss for both the three and nine months ended September 30, 2007 is primarily due to higher clinical development expenses as Incyte’s pipeline continues to expand and advance.

Included in the net loss for the quarter and the nine months ended September 30, 2007 was $2.6 million and $7.4 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.1 million and $6.6 million, respectively, for the same periods in 2006.

Operating Expenses

Research and development expenses for the quarter ended September 30, 2007 were $25.0 million as compared to $19.6 million for the same period last year. Research and development expenses for the nine months ended September 30, 2007 were $72.3 million, as compared to $64.0 million for the same period last year. As a result of the growth and steady advancement of our clinical pipeline we are increasing our 2007 research and development expense guidance from $88 to $95 million to a range of $98 to $100 million.  We expect research and development expenses to vary from quarter to quarter, primarily due to our clinical development activities.

Included in the research and development expenses for the quarter and the nine months ended September 30, 2007 was $1.8 million and $5.1 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $1.4 million and $4.2 million, respectively, for the same periods in 2006.

Selling, general and administrative expenses for the quarter and the nine months ended September 30, 2007 were $3.6 million and $10.8 million, respectively, as compared to $3.5 million and $10.8 million, respectively, for the same periods in 2006.

Included in the selling, general and administrative expenses for the quarter and the nine months ended September 30, 2007 was $0.8 million and $2.3 million, respectively, of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $0.7 million and $2.4 million, respectively, for the same periods in 2006.

Interest Income (Expense)

Interest income for the quarter and the nine months ended September 30, 2007 was $2.9 million and $10.7 million, respectively, as compared to $4.0 million and $11.3 million, respectively, for the same periods in 2006.

Interest expense for the quarter and the nine months ended September 30, 2007 was $6.0 million and $17.9 million, respectively, as compared to $4.1 million and $11.8 million, respectively, for the same periods in 2006. Included in interest expense for the quarter and the nine months ended September 30, 2007 was $2.1 million and $6.1 million, respectively, of non-cash charges to amortize the original issue discount of our 3½% Convertible Senior Notes.

Conference Call Information

Incyte will hold its third quarter 2007 conference call at 8:30 a.m. Eastern Time today, November 1, 2007. To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers.  When prompted, provide the passcode, which is 258134.

If you are unable to participate, a replay of the conference call will be available for thirty days. The replay dial-in number for domestic callers is 877-660-6853 and the dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the ID number 258134.

The conference call will also be webcast live on CCBN and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs to treat serious unmet medical needs.  Incyte’s pipeline includes multiple compounds in Phase I and

Phase II development for HIV, diabetes, oncology and inflammation. For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to strengthening the pipeline by progressing multiple compounds into Phase IIb trials and generating additional proof-of-concept data, the effects of emerging data on those plans, expectations regarding the presentation of results and intention to begin discussions with the FDA regarding the registration pathway of INCB18424 as a treatment for MF, the potential benefits from and initiation of a 28-day Phase IIa trial in RA with INCB18424, and expectations regarding the initiation of a one-month and three-month trial in psoriasis with oral and topical INCB18424, respectively, or the potential benefits from and initiation of a three-month Phase IIb trial for INCB13739 in type 2 diabetes and timing of expected results from the Phase IIa trial for INCB13739, expectations regarding the timing of Phase I trials for the follow-on HSD1 compound INCB20817, expectations regarding the initiation of Phase II trials for INCB7839 in breast cancer and the timing and presentation of expected results from the Phase I/IIa trial for INCB7839, expectations regarding the initiation of two Phase IIb studies of INCB9471 in treatment-experienced HIV patients, expectations regarding the timing of expected results from a Phase I trial of INCB8696 as a treatment for multiple sclerosis, expectations regarding the advancement of lead compounds from three additional discovery programs into clinical development and trials, and financial guidance about expected cash use, research and development expenses, and revenue, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Contract revenues	$5,909	$6,249	$20,916	$18,069
License and royalty revenues	781	1,019	3,772	2,518

Total revenues	6,690	7,268	24,688	20,587

Costs and expenses:
Research and development	25,044	19,558	72,251	64,037
Selling, general and administrative	3,587	3,454	10,814	10,750
Other expenses	(566)	13	(532)	3,105

Total costs and expenses	28,065	23,025	82,533	77,892

Loss from operations	(21,375)	(15,757)	(57,845)	(57,305)
Interest and other income, net	2,883	3,996	10,663	15,470
Interest expense	(6,002)	(4,077)	(17,898)	(11,828)

Net loss	$(24,494)	$(15,838)	$(65,080)	$(53,663)

Basic and diluted net loss per share	$(0.29)	$(0.19)	$(0.77)	$(0.64)

Shares used in computing basic and diluted net loss per share	84,213	83,852	84,111	83,755

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	September 30, 2007	December 31, 2006

Cash, cash equivalents, and short-term and long-term marketable securities	$265,861	$329,810
Total assets	282,683	353,603
Convertible senior notes	120,076	113,981
Convertible subordinated notes	257,427	257,122
Total stockholders’ deficit	(141,473)	(84,908)